UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 27, 2005

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Arkansas
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

323 Center Street, Suite 1300, Little Rock, AR	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2005, we entered into an agreement (the “Agreement”) with the Estate of Primo L. Montesi, Jr. and Betty Johnson Montesi. Primo L. Montesi was the co-founder of our Company and served as its President and Principal Financial Officer until his death on June 24, 2004. Betty Johnson Montesi is his surviving widow. As of March 23, 2005, the Estate of Mr. Montesi was the beneficial owner of 2,120,533 shares of our common stock, representing approximately 9.1% of the total outstanding shares of our common stock.

The Agreement is a restructured retirement compensation agreement and settlement, in lieu of a retirement settlement that we had agreed to provide Mr. Montesi (the “Retirement Plan”) but under which no benefits were distributed before his death. Under the Agreement, we will pay Mrs. Montesi $5,000 in cash each month for 10 years beginning April 2005. To the extent that our cash and cash equivalents at the end of any month are below $100,000, we will not be obligated to make a cash payment the following month but will instead issue to Mrs. Montesi 3,500 shares of our common stock; however, in no single year will we issue to Mrs. Montesi more than 15,000 shares of common stock in lieu of cash payments. If we close one or a series of related equity financings in the aggregate amount of at least $1,000,000 over any 18-month period (the “Financings”), we will pay Mrs. Montesi out of the proceeds of the Financings a lump sum of $65,000 to reimburse her legal fees and expenses associated with the Agreement and to compensate her for monthly payments not made with respect to the period January 1, 2005 through April 1, 2005. If we undertake the Financings, Mrs. Montesi may sell a portion of her shares as part of the Financings (subject to a cap of 10% of the total number of shares sold in the any Financing and a maximum of $1,000,000 in proceeds from all such sales). In connection with any Financing, Mrs. Montesi will, if asked, sign a lock-up agreement restricting her ability to sell additional shares of our common stock for a period not to exceed 180 days after the Financing. The Agreement also requires us to issue to Mrs. Montesi options to purchase 1,000,000 shares of our common stock at a price of $1.09 per share, exercisable for a 10-year period. The expiration date of the stock options currently held by Mrs. Montesi has been extended to May 27, 2010.

We had accounted for the Retirement Plan as a deferred compensation arrangement and had accrued a liability with respect thereto of $3,245,000 at December 31, 2003 for payments required to be made under the Retirement Plan. As a result of the Agreement, the previously recorded liability of will be reduced by a total of $2,707,750 to $537,250 (which amount represents the present value of the estimated payments required to be made under the Agreement). No liability will be recorded for the stock options granted to Mrs. Montesi under the Agreement, as the exercise price of such options is equal to the market value of the underlying common stock on the date of grant.

This summary is qualified in its entirety by the terms of the Agreement, a copy of which is filed herewith and incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit 10.1	Agreement, dated May 27, 2005, by and between ThermoEnergy Corporation, the Estate of Primo L. Montesi and Betty Johnson Montesi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOENERGY CORPORATION
(Registrant)
Date: June 2, 2005	By:	/s/ Dennis C. Cossey
Dennis C. Cossey
Title: Chairman, Chief Executive Officer and Secretary